Exhibit 10.3

CORPORATE OPPORTUNITY AGREEMENT, dated as of September 14, 2006 (this “Agreement”), between DYNEGY ACQUISITION, INC., a Delaware corporation (the “Company”) and LS POWER DEVELOPMENT, LLC, a Delaware limited liability company (“LS Power”).

WHEREAS, the Company and certain other parties have entered into a Plan of Merger, Contribution and Sale Agreement dated September 14, 2006 (the “Merger Agreement”), pursuant to which the Company agreed, among other things, to acquire (i) all of the ownership interests in entities that own certain power generating facilities and (ii) 50% of the ownership interest in an entity that owns certain development projects, each as specified in the Merger Agreement (the “Acquisition”) in exchange for, among other things, the issuance of the number of shares of Class B Common Stock (as defined below) of the Company specified in the Merger Agreement.

WHEREAS, following the consummation of the Acquisition, the holders of the Class B Common Stock are entitled to certain board representation and management rights relating to the Company pursuant to a Shareholder Agreement dated September 14, 2006 (the “Shareholder Agreement”) among the Company and the shareholders party thereto.

WHEREAS, the Company and members of the LS Control Group (as defined below) currently pursue, and are expected to continue to pursue, Acquisition Opportunities (as defined below) and, subsequent to the completion of any such acquisition, develop and operate the assets so acquired.

WHEREAS, in connection with the Merger Agreement, the Shareholder Agreement and the Acquisition, the Company and LS Power agree to enter into this Agreement to set forth certain agreements among the parties hereto relating to the pursuit of Acquisition Opportunities and related matters following the consummation of the Acquisition.

NOW, THEREFORE, in consideration of the premises and the mutual and independent covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, each of the following capitalized terms is defined as follows:

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Acquisition Opportunity” means a bona fide opportunity to acquire, directly or indirectly, any physical assets currently producing, or able to produce, electrical power for sale in the power markets.

“Board” means the board of directors of the Company.

“Change of Control” has the meaning specified in the Shareholder Agreement.

“Class B Common Stock” means shares of the Company’s Class B Common Stock, par value $0.01 per share.

“Class B Director” means any Director elected by a class vote of holders of the Class B Common Stock pursuant to the Company’s Certificate of Incorporation.

“Company” has the meaning specified in the preamble to this Agreement.

“Consider” means, with respect to an Acquisition Opportunity, the earliest to occur of the following events with respect to such Acquisition Opportunity: (i) (A) if such Acquisition Opportunity is considered in connection with a formal auction thereof, five days before the Company places a indicative bid with respect to such matter, or (B) if such Acquisition Opportunity is considered in circumstances other than under clause (A), five days before the date on which the Company makes a written offer with respect to such Acquisition Opportunity, (ii) five days before the date on which board materials discussing such Acquisition Opportunity are delivered to the Board and (iii) the date on which the Board is first informed at a meeting that the Company is paying substantive attention to an Acquisition Opportunity. The terms “Considering” and “Considered” have correlative meanings.

“Controlled Affiliate” means, as to any Person (the “Controlling Person”), (i) any Person that is consolidated with the financial statements of such Controlling Person, (ii) any Person in which the Controlling Person holds greater than 50% of the total combined voting power of its outstanding voting securities and (iii) with respect to any specific matter, any entity over which the Controlling Person has the power (by contract or otherwise) to prevent such Person from pursuing such matter.

“Director” means a member of the Board.

“Group” is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“LS Control Group” means, collectively, LS Power and its Controlled Affiliates.

“LS Power” has the meaning specified in the preamble to this Agreement.

“Merger Agreement” has the meaning specified in the recitals to this Agreement.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

“Representative Director” has the meaning specified in Section 2.01(b)(2).

“Shareholder” or “Shareholders” have the meanings specified in the Shareholder Agreement.

“Shareholder Agreement” has the meaning specified in the recitals to this Agreement.

“Shareholder Control Group” has the meaning specified in the Shareholder Agreement.

ARTICLE II

Opportunities

SECTION 2.01. Allocation of Acquisition Opportunities. (a) Except as otherwise agreed in writing between the Company and LS Power, the Company shall notify LS Power as promptly as practicable upon or before Considering an Acquisition Opportunity for itself or on behalf of any of its Controlled Affiliates; provided, however, that if at any time following such notification to LS Power the Company decides in good faith to cease pursuing such Acquisition Opportunity, the Company shall, as soon as reasonably practicable, notify LS Power of such decision, and any member of the LS Control Group may thereafter pursue or complete such Acquisition Opportunity without being subject to any provision of this Section 2.01.

(b) In connection with paragraph (a) above:

(i) If LS Power notifies the Company that members of the LS Control Group do not intend to pursue such Acquisition Opportunity, (A) the Company may pursue or complete such Acquisition Opportunity for itself without any further obligation to inform LS Power and (B) the Class B Directors may participate in all Board discussions and activities relating to the Company’s pursuit of such Acquisition Opportunity, and vote as Directors, without any restriction or limitation, with respect to any Board decision regarding the Company’s pursuit of such Acquisition Opportunity.

(ii) If LS Power, after being notified by the Company of an Acquisition Opportunity, does not notify the Company as to whether any member of the LS Control Group intends to also pursue such Acquisition Opportunity, then, until such time that LS Power notifies the Company of its decision, LS Power shall cause the Class B Directors to recuse themselves from all Board discussions and activities relating to the Company’s pursuit of such Acquisition Opportunity. Notwithstanding the foregoing, LS Power may designate one or more Class B Directors as Representative Directors (the “Representative Directors”), and such

Representative Directors may participate in all Board discussions and activities, and vote as Directors, with respect to the Company’s pursuit of such Acquisition Opportunity; provided that (x) the Representative Directors shall keep all information relating to such Acquisition Opportunity confidential in accordance with Section 2.02(c) from members of the LS Control Group and Shareholder Control Group and (y) members of the LS Control Group and Shareholder Control Group shall keep all information relating to such Acquisition Opportunity confidential in accordance with Section 2.02(c) from the Representative Directors. Nothing contained in this clause (ii) shall in any way affect the rights of Shareholders under the Shareholder Agreement or the rights of Class B Directors with respect to any “Major Decision” (as defined in the Company’s Bylaws) under the Company’s Bylaws.

(iii) If LS Power notifies the Company that one or more members of the LS Control Group intend to also pursue such Acquisition Opportunity, (A) each of the Company and any member of the LS Control Group may pursue or complete such Acquisition Opportunity for itself, without any further obligation to inform the other party and (B) LS Power shall cause the Class B Directors to recuse themselves from all Board discussions and activities relating to the Company’s pursuit of such Acquisition Opportunity. Notwithstanding the foregoing, LS Power may designate one or more Class B Directors as Representative Directors, and such Representative Directors may participate in all Board discussions and activities, and vote as Directors, with respect to the Company’s pursuit of such Acquisition Opportunity; provided that (x) the Representative Directors shall keep all information relating to such Acquisition Opportunity confidential in accordance with Section 2.02(c) from members of the LS Control Group and Shareholder Control Group and (y) members of the LS Control Group and Shareholder Control Group shall keep all information relating to such Acquisition Opportunity confidential in accordance with Section 2.02(c) from the Representative Directors. Nothing contained in this clause (iii) shall in any way affect the rights of Shareholders under the Shareholder Agreement or the rights of Class B Directors with respect to any “Major Decision” (as defined in the Company’s Bylaws) under the Company’s Bylaws.

(iv) In circumstances where Section 2.01(b)(ii) or 2.01(b)(iii) are in effect, the Company shall, no later than five days prior to the date on which the Board is scheduled to vote on a final authorization for an acquisition related to the applicable Acquisition Opportunity, notify LS Power of such scheduled final authorization vote by the Board. Upon receipt of such notice, LS Power may notify the Company that no member of the LS Control Group or Shareholder Control Group has any further intention to pursue such Acquisition Opportunity for itself. Immediately following such notice from LS Power to the Company, all Class B Directors shall be entitled to participate in all Board discussions and activities, and vote as Directors, with respect to the Company’s pursuit of such Acquisition Opportunity, without any restriction or limitation.

SECTION 2.02. Other Agreements Related to Opportunities. (a) The Company and members of the LS Control Group and Shareholder Control Group are involved in related lines of business and may from time to time have an interest in the same corporate or business opportunities. Subject to Section 2.01, no such involvement or engagement, or the performance thereof by the Company or any member of the LS Control Group or Shareholder Control Group, shall, to the fullest extent permitted by law, be considered contrary to (i) any fiduciary duty that any such Person may owe to the Company or to any stockholder of the Company because of any such Person being a stockholder of the Company or participating in the control of the Company (including, without limitation, the power to appoint directors of the Company) or (ii) any fiduciary duty, to the Company or to any stockholder thereof, of any director or officer of the Company who is also a member of the LS Control Group or Shareholder Control Group. Subject to the provisions of this Agreement, to the fullest extent permitted by law, each member of the LS Control Group and Shareholder Control Group, as a stockholder of the Company, as a director or officer of the Company or as a participant in the control of the Company, shall not have, or be under, any fiduciary duty to refrain from engaging in or becoming involved with or participating in any such opportunity. The Company acknowledges that, pursuant to this Section 2.02, it renounces specified business opportunities as contemplated by Section 122(17) of the General Corporation Law of the State of Delaware.

(b) Without limiting the generality of Section 2.02(a), except as set forth in Section 2.01, each member of the LS Control Group and Shareholder Control Group shall, to the fullest extent permitted by law, have no duty to refrain from (a) pursuing any corporate or business opportunity or (b) serving as an officer or director of, or investing in, any Person that is (i) engaged in the same or similar business as the Company or (ii) doing business with any client, customer or vendor of the Company. Each member of the LS Control Group and Shareholder Control Group shall not, to the fullest extent permitted by law, be deemed to have breached its or his fiduciary duties, if any, to the Company solely by reason of engaging in any such activity.

(c) All confidential information regarding Acquisition Opportunities transmitted by the Company to members of the LS Control Group and the Class B Directors hereunder shall be transmitted to them in their role as affiliates or directors of the Company. LS Power shall cause each member of the LS Control Group and each Class B Director to not, directly or indirectly, use such information from the Company for any purpose other than its evaluation of the appropriateness of the Acquisition Opportunity for the Company, unless such Person has access to such information that is independent of the Company and is permitted to use such information for any such other purposes.

(d) Upon five days’ prior notice from LS Power, the Company shall refrain (until otherwise notified by LS Power) from providing information to the Class B Directors (other than the Representative Directors, if any) that the Company is Considering a particular Acquisition Opportunity or with respect to a particular Acquisition Opportunity.

ARTICLE III

General Provisions

SECTION 3.01. Term. (a) This Agreement shall be effective as of, and on the date of, the Closing Date (as defined in the Merger Agreement). If the Merger Agreement is terminated prior to the Closing Date, this Agreement shall automatically terminate and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

(b) (i) The provisions of Article II (other than Section 2.02(c)) shall cease to be in effect on and after the date that the outstanding shares of Class B Common Stock represent less than 15% of the total combined voting power of the Company’s outstanding voting securities at such time and (ii) this Agreement shall terminate, and be of no further effect, in its entirety (A) on and after the date that no shares of Class B Common Stock remain outstanding or (B) upon the occurrence of a Change of Control.

SECTION 3.02. Assignment. This Agreement shall not be assigned, by operation of law or otherwise, by a party, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

SECTION 3.03. Specific Enforcement. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged and that money damages are not an adequate remedy if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any court of the United States or any state thereof, in addition to any other remedy to which such party may be entitled, at law or in equity. It is further agreed that none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 3.04. Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, and in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

SECTION 3.05. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case to the applicable addresses set forth below (or to such other address as such party may designate in writing from time to time):

If to the Company:

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

Telecopy: (713) 507-6808

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana St.

44th Floor

Houston, TX 77002

Attention: Julien R. Smythe, Esq.

Telecopy: (713) 236-0822

If to LS Power:

LS Power Development, LLC

1700 Broadway

35th Floor

New York, NY 10019

Attention: Senior Counsel

Telecopy: (212) 615-3440

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: Ronald Cami, Esq.

Telecopy: (212) 474-3700

or to such other address as such party shall have designated by notice so given to each other party.

SECTION 3.06. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by all of the parties hereto (or their successors).

SECTION 3.07. Entire Agreement. This Agreement embody the entire agreement and understanding among the parties relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 3.08. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

SECTION 3.09. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of his or her right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 3.10. Third Party Beneficiaries. This Agreement is intended to be for the benefit of, and shall be enforceable by, any party hereto and, to the extent that such Person is granted any rights hereunder, any Controlled Affiliate of LS Power and any member of the Shareholder Control Group.

SECTION 3.11. Consent to Jurisdiction. Each of the parties hereto (and each third party beneficiary hereof as a condition to exercising its rights hereunder) irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto (and each third party beneficiary hereof as a condition to exercising its rights hereunder) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware. Each of the parties hereto (and each third party beneficiary hereof as a condition to exercising its rights hereunder) further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 3.11. Each of the parties hereto (and each third party beneficiary hereof as a condition to exercising its rights hereunder) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement and the other transactions contemplated hereby in (i) the Court of Chancery in the State of Delaware, or (ii) the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 3.12. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without giving effect to its rules on conflicts of law.

SECTION 3.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (AND EACH THIRD PARTY BENEFICIARY HEREOF AS A CONDITION TO EXERCISING ITS RIGHTS HEREUNDER) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.14. Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

SECTION 3.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly and validly executed this Corporate Opportunity Agreement as of the day and year first above written.

DYNEGY ACQUISITION, INC.

By:	/s/ LYNN A. LEDNICKY
Name: Lynn A. Lednicky
Title: Executive Vice President

LS POWER DEVELOPMENT, LLC

By:	/s/ FRANK HARDENBERGH
Name: Frank Hardenbergh
Title: Authorized Signatory